EXHIBIT 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

VERIZON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	Senior Unsecured Notes	457(r)	$1,072,700,000	99.234%	$1,064,483,118(1)	$147.60 per million dollars	$157,117.71

Fees to Be Paid	Debt	Senior Unsecured Notes	457(r)	$1,072,700,000	99.204%	$1,064,161,308(1)	$147.60 per million dollars	$157,070.21

(1)

€1,000,000,000 aggregate principal amount of the 3.500% Notes due 2032 and €1,000,000,000 aggregate principal amount of the 3.750% Notes due 2036. The amount to be registered and the proposed maximum aggregate offering price for the €1,000,000,000 aggregate principal amount of the 3.500% Notes due 2032 and €1,000,000,000 aggregate principal amount of the 3.750% Notes due 2036 is based on the close of business February 14, 2024 euro/U.S. dollar exchange rate of €1 = $1.0727 as published by Bloomberg on its website https://www.bloomberg.com/quote/EURUSD:CUR.

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is €2,000,000,000.